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                                                                    EXHIBIT 4.1



                                     WARRANT


MRV Communications, Inc. (the "Company") hereby awards (the "Grantee"), pursuant to a resolution of the Board or Directors a Warrant to purchase _______ shares of the Common Stock, $.0034 par value per share, of the Company, at a price of $_______ per share, for a total exercise price of ____________ Dollars & ______ Cents ($_________). The Company is making this grant to you to encourage your efforts in helping the Company to grow and succeed. Regardless of your decision whether or not to buy, you are requested to keep the number of shares for which you are eligible strictly confidential. The terms and conditions upon which this Warrant may be exercised are as follows:

The rights granted hereunder to "Grantee", may not be assigned or transferred to any assignee or transferee except by operation of law. During your lifetime, this option is only exercisable by you. In the event of any merger, consolidation or sale of substantially all of the assets of MRV as an entirety, "Grantee" shall have the right to exercise this Warrant into the kind and amount of shares of stock other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which the Warrant might have been exercisable immediately prior to such merger, consolidation or sale of substantially all of the assets of MRV as an entirety. Any unexercised right to this Warrant shall terminate without value six (6) years from _____________ or Ninety (90) days after the end of your employment by the Company or any of its subsidiaries whichever comes first.

During the continued employment of the Grantee by the Company or one of its subsidiaries the periods of Exercisability of these Warrants shall be as follows:

1.         From __________ until _____________ __________ shares may be purchased.

2. From __________ until _____________ any shares described in 1 not previously purchased plus an additional _______ shares may be purchased.

3. From __________ until _____________ the shares as described in 2 not previously purchased plus an additional _______ shares may be purchased.

4. From __________ until _____________ the shares as described in 3 not previously purchased plus an additional _____ shares may be purchased.

5. From __________ until _____________ the shares as described in 4 not previously purchased plus an additional ______ shares my be purchased.

Exercisability shall occur only on and as of the dates outlined above. No proration shall be made for shorter periods of time. The rights represented by this Warrant may be exercised during the Exercisability period that begin as outlined in 1 through 5 above, at any time in whole or in part by the surrender of this Warrant with the Purchase Form at the end hereof properly executed, at the principal executive office of MRV, payment to MRV of the exercise price then in effect for the number of shares specified in the above mentioned Purchase Form. The Common Stock and the certificates for the Common Stock so purchased shall be delivered to "Grantee" within a reasonable time, not exceeding ten (10) days after the rights represented by this Warrant shall




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have been so exercised. "Cashless" exercise of these Warrants shall be allowed by The Company at its discretion and only in accordance with U.S. Securities law. This warrant may be subdivided into smaller denominations as requested by the Warrant holder.

Grantee acknowledges hereby that the exercisability of this Warrant is contingent upon continued employment by the Company or its subsidiaries and is governed by the terms and conditions of employment by the Company. Termination of Grantee's rights of exercisability of this Warrant shall occur immediately upon termination of employment of the Grantee for cause. Termination for any other reason whether such termination is initiated by the Company, its subsidiaries or the Grantee shall cause any remaining rights of exercisability to terminate no more than 90 days after termination of employment. No other rights to these Warrants are valid unless in writing, signed by a Company Officer.

MRV covenants and agrees that all shares of Common Stock which may be issued as part of this Warrant will, upon issuance, be validly issued, fully paid and non-assessable, and no personal liability will attach to the holder thereof. MRV further covenants and agrees that, during the Exercisability period, MRV will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the Warrant.

The Warrant shall not entitle the Warrant holder to any voting rights or other rights as a shareholder of MRV.

The exercise price in effect at any time and the number and kind of securities purchasable upon the exercise of the warrant shall be subject to adjustment from time to time upon the happening of certain events as described below:

In case MRV shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, then the appropriate adjustments in the number and kind of such securities subject to this warrant shall be made and the exercise price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, reclassification, reorganization, merger, consolidation, or recapitalization shall be proportionately adjusted so that the holder of this warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares of MRV Common Stock which, if this Warrant had been exercised by such holder immediately prior to such date, he would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination, reclassification, reorganization, merger, consolidation or recapitalization. Provided however no adjustment in the exercise price shall be required unless such adjustment would require an increase or decrease of at least five cents in such price.

"Grantee" acknowledges that the warrant and the shares underlying the Warrant of MRV Common Stock have not been registered with the Securities and Exchange Commission and that it is taking the shares for investment purpose in the event it exercises this Warrant and not with a




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view towards distribution. MRV agrees to make commercially reasonable efforts to register the Securities Exchange Commission, at MRV's expense, the shares underlying the warrants as soon as possible after granting of these warrants. Upon exercise of this Warrant a legend to this effect will be placed upon the certificates. For a period of up to ninety days after any broker underwritten public offering of MRV Communications, Inc. Common Stock Grantee agrees to be bound to a blackout from sale of MRV Common Stock if requested to by MRV.

This Agreement shall be governed by and in accordance with the laws of the State of Delaware.


---------------------------------
Noam Lotan
President & CEO


---------------------------------
Edmund Glazer
Assistant Secretary


I have read and understand the terms and conditions of these Warrants and I agree to abide by them.



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Grantee                                   Date






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